EXHIBIT 8.1

               [Letterhead of Vorys, Sater, Seymour and Pease LLP]



                                  March 27, 2003




Peoples Bancorp Inc.    Kentucky Bancshares Incorporated
138 Putnam Street       900 Diederich Blvd.
P.O. Box 738            Russell, Kentucky 41169
Marietta, Ohio 45750

            Re: Federal Income Tax Consequences of Merger of Kentucky Bancshares Incorporated with and into Peoples Bancorp Inc.

Ladies and Gentlemen:

                  We have acted as counsel to Peoples Bancorp Inc., an Ohio corporation ("Peoples"), in connection with the Agreement and Plan of Merger dated as of November 29, 2002 (the "Merger Agreement"), between Peoples and Kentucky Bancshares Incorporated, a Kentucky corporation ("KBI"), pursuant to which KBI shall be merged with and into Peoples with Peoples as the surviving company (the "Merger"), on the terms and conditions set forth therein.

                  We understand that this opinion will appear as Exhibit 8.1 to the Registration Statement on Form S-4 (the "Registration Statement") filed by Peoples with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the proposed Merger pursuant to the Merger Agreement. We hereby consent to such use of our opinion.

                  For purposes of this opinion, capitalized terms used and not otherwise defined herein, shall have the meanings ascribed thereto in the Merger Agreement. The time at which the Merger becomes effective is hereafter as referred to as the "Effective Time."

                              INFORMATION RELIED ON
                              ---------------------

                  In rendering the opinion expressed herein, we have examined such documents as we have deemed appropriate, including (i) the Merger Agreement, (ii) the Registration Statement, and (iii) the representation letters of Peoples and KBI delivered to us for purposes of this opinion (the "Representation Letters"). In addition, we have examined and have relied as to matters of fact upon, originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents, and other instruments and have made such other inquiries as we have deemed necessary or appropriate to enable us to render the opinion set forth below. In such examination, we have assumed the genuiness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matters set forth in any of the foregoing.

                  In rendering our opinion, we have assumed, with your permission, that (i) the Merger will be effected in accordance with the Merger Agreement, (ii) the statements concerning the Merger set forth in the Merger Agreement and the Registration Statement are accurate and complete and will remain accurate and complete at all times up to and including the Effective Time, (iii) the representations made by Peoples and KBI in the Representation Letters are and will remain accurate and complete at all times up to and including the Effective Time, (iv) any representations made in the Merger Agreement or the Representation Letters "to the knowledge of," were based on the belief of Peoples or KBI or similarly qualified are accurate and complete and will remain accurate and complete at all times up to and including the Effective Time in each case without such qualification, and (v) that the value of the Peoples Common Shares to be issued in the Merger in exchange for KBI Shares will represent at least 45% of the aggregate value of all consideration provided in the Merger in exchange for KBI Shares (including, without limitation, cash paid to dissenters and cash paid to shareholders of KBI in redemption of their KBI Shares prior to an in connection with the Merger). We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement.

                                   THE MERGER
                                   ----------

                  The transaction contemplated by the Merger Agreement is the Merger of KBI with and into Peoples. Peoples will be the surviving corporation and the separate existence of KBI will cease.

                  At the Effective Time, all KBI common shares that are owned by KBI as treasury shares or directly or indirectly by Peoples will be cancelled and retired, and no KBI common shares or other consideration will be delivered in exchange for those shares. Each remaining issued and outstanding KBI common share, other than those as to which the holders have properly elected dissenters' rights, will be converted into the right to receive, at the election of the holder and subject to the allocation and proration procedures set forth in the Merger Agreement and describe below, either (1) a cash amount equal to $2,575; (2) the number of Peoples common shares equal to $2,575 divided by the average share price of Peoples' common shares, or expressed as a fraction 2575/the average share price of Peoples' common shares; or (3) a combination of cash and Peoples common shares.

                  The average share price of Peoples common shares will be determined by the average daily closing price of Peoples common shares, as reported on The NASDAQ National Market, for the thirty (30) consecutive trading days ending at the close of business on the day which is five (5) trading days prior to the consummation of the Merger. The Merger Agreement, however, imposes a $25 floor and a $33 ceiling on the average share price. Thus, if the average daily closing price of Peoples common shares is equal to or less than $25, then the average share price will be deemed to be $25. Similarly, if the average daily closing price of Peoples common shares is equal to or greater than $33, then the average share price will be deemed to be $33.

                  KBI shareholders will have the opportunity to elect whether to receive cash, Peoples common shares, or a combination of cash and Peoples common shares. However, the ability of KBI shareholder to receive either all cash, all stock, or a particular percentage of cash or stock is subject to a requirement in the Merger Agreement, that the aggregate cash consideration to be paid in exchange for KBI common shares may not exceed 50% of the total Merger consideration. In the event that the total cash elections made by KBI shareholders are greater or less than the maximum aggregate cash consideration, appropriate allocations and prorations, as described in the Merger Agreement, will be made so that the total cash consideration paid by Peoples in the Merger is as close as possible to the maximum aggregate cash consideration.

                  Any shareholders of KBI who properly exercises dissenters rights in accordance with Chapter 271B.13 of the Kentucky Business Corporation Act shall be entitled, if and when the Merger is consummated, and upon strict compliance with the procedure set forth in Chapter 271B.13 of the Kentucky Business Corporation Act to receive the fair value of the holder's KBI common shares, if such dissenter is a shareholder of KBI at the Effective Time.

                  No certificates or script representing fractional Peoples common shares shall be issued upon the surrender or exchange of KBI stock certificates evidencing KBI common shares, and such fractional Peoples common share interests will not entitle the owner thereof to vote or to any rights of a shareholder of Peoples as the surviving corporation. Each holder of KBI common shares who would otherwise be entitled to receive a fractional Peoples common share shall receive from the Exchange Agent, as defined in the Merger Agreement, an amount of cash equal to the product obtained by multiplying (a) the fractional Peoples common share interest to which such holder (after taking into account all KBI common shares held at the Effective Time by such holder) would otherwise be entitled by (b) the average share price of Peoples common shares. No interest shall be payable with respect to such cash payment.

                                     OPINION
                                     -------

                  Based upon our analysis of the foregoing, we hereby confirm our opinion set forth in the discussion contained in the Registration Statement under the caption "Federal Income Tax Consequences of the Merger."

                  The opinion expressed herein is based upon existing statutory, regulatory and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinion is based solely on the documents that we have examined, the additional information we have obtained, and the statements of fact set out herein that we have assumed, with your consent, to be accurate and complete. Our opinion cannot be relied upon if any of the facts contained in such documents or in any such additional information is, or later becomes, inaccurate or if any of the assumed facts set out herein is, or later becomes, inaccurate. Finally, our opinion is limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger.

                                  Very truly yours,

                              /s/ VORYS, SATER, SEYMOUR AND PEASE LLP

                                  Vorys, Sater, Seymour and Pease LLP